PORTFOLIO MANAGEMENT AGREEMENT
                                     between
                         VICTORY CAPITAL MANAGEMENT INC.
                                       and
                       TEMPLETON INVESTMENT COUNSEL, INC.


      AGREEMENT made as of the 1st day of July, 2002 by and between Victory Capital Management Inc., a New York corporation (the "Adviser"), and Templeton Investment Counsel, LLC, a limited liability company organized under the laws of Delaware (the "Sub-Adviser").

      WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS, the Adviser provides investment advisory services to the series of The Victory Portfolios, a Delaware business trust (the "Company"), which is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to an Investment Advisory Agreement dated June 1, 1998 (the "Advisory Agreement"); and

      WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act; and

      WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment sub-advisory services in connection with the International Growth Fund (the "Fund"), a series of the Company, and the Sub-Adviser represents that it is willing and possesses legal authority to so furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as a non-exclusive investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      2.     Delivery of Documents.

      (a) The Adviser has delivered to the Sub-Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any:

             (i)    the Company's Trust Instrument;

             (ii)   the By-Laws of the Company;

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             (iii)  resolutions of the Board of Trustees of the Company (the
                    "Board") authorizing the execution and delivery of the Advisory Agreement and this Agreement;

             (iv) the most recent Post-Effective Amendment to the Company's Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, on Form N-1A as filed with the Securities and Exchange Commission (the "Commission");

             (v) Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission;

             (vi) the currently effective Prospectus and Statement of Additional Information of the Fund; and

             (vii) a copy of all applicable orders granted to the Company by the Commission or any no-action letter or similar correspondence concerning the Company or any of its Funds including an order under section 6(c) of the 1940 Act dated December 31, 1996 granting the Fund an exemption from (1) the shareholder voting requirements of Section 15(a) and Rule 18f-2; and (2) the disclosure requirements under various rules and forms (the "Manager of Managers Order").

      (b) The Sub-Adviser has delivered to the Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any:

             (i)    Parts I and II of the Sub-Adviser's Form ADV;

             (ii) Any written supervisory and operating policies and procedures of the Sub-Adviser that the Adviser or the Board may reasonably request;

             (iii) The Sub-Adviser's Codes of Ethics and related policies and procedures; and

             (iv) Any other documents that the Adviser or the Board may reasonably request.

      3.     Investment Advisory Services.

      (a) Management of the Fund. The Sub-Adviser hereby undertakes to act as investment sub-adviser to the Fund. The Sub-Adviser shall regularly provide investment advice to the Fund and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Fund and, in furtherance thereof, shall:

             (i) obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Fund's investment programs, and the issuers of securities included in the Fund's portfolios and the industries in which they engage, or which may relate to securities or other investments which the Sub-Adviser may deem desirable for inclusion in a Fund's portfolio;

             (ii) determine which issuers and securities shall be included in the portfolio of the Fund;

             (iii)  furnish a continuous investment program for the Fund;

             (iv) in its discretion, and without prior consultation, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of the Fund; and

             (v) take, on behalf of the Fund, all actions the Sub-Adviser may deem necessary in order to carry into effect such investment program and the Sub-Adviser's functions as provided above, including the making of appropriate periodic reports to the Adviser and the Board.

      (b) Covenants. The Sub-Adviser shall carry out its investment sub-advisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) the Fund's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Company's Trust Instrument, By-Laws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) other applicable laws; and
             (v) such other investment policies, procedures and/or limitations as may be adopted by the Company or the Adviser with respect to the Fund and provided to the Sub-Adviser in writing. The Sub-Adviser agrees to use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code"), except as may be authorized to the contrary by the Board. The management of the Fund by the Sub-Adviser shall at all times be subject to the review of the Adviser and the Board

      (c) Books and Records. Pursuant to applicable law, the Sub-Adviser shall keep the books and records required to be maintained by, or on behalf of, the Fund with respect to sub-advisory services rendered hereunder. The Sub-Adviser agrees to provide access to or copies of all records that it maintains for the Fund upon the Fund's reasonable request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule. The Sub-Adviser shall grant the Adviser reasonable access to its personnel, books and records relating to the management of the Fund.

      (d) Reports, Evaluations and other Services. The Sub-Adviser shall furnish reports, evaluations, information or analyses to the Adviser and the Company with respect to the Fund and in connection with the Sub-Adviser's services hereunder as the Adviser and/or the Board may reasonably request from time to time or as the Sub-Adviser may otherwise deem to be reasonably necessary. The Sub-Adviser shall provide prompt notice (in advance, if practicable) to the Adviser of any changes in the Sub-Adviser's personnel who are responsible for the day-to-day management of the Fund's portfolio. The Sub-Adviser may make recommendations to the Adviser and the Board with respect to the Fund's policies, and shall carry out such policies as are adopted by the Board. The Sub-Adviser may, subject to review by the Adviser, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

      (e) Purchase and Sale of Securities. The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Adviser or the Sub-Adviser to the extent permitted by the 1940 Act and the Company's policies and procedures applicable to the Fund and provided to the Sub-Adviser. The Sub-Adviser shall, except as contemplated below, use its best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs, proceeds and execution being the most favorable to the Fund. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Sub-Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall the Sub-Adviser be under any duty to obtain the lowest commission or the best net price for the Fund on any particular transaction, nor shall the Sub-Adviser be under any duty to execute any order in a fashion either preferential to the Fund relative to other accounts managed by the Sub-Adviser or otherwise materially adverse to such other accounts.

      (f) Selection of Brokers or Dealers. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and/or the other accounts over which the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to accounts over which it exercises investment discretion. The Sub-Adviser shall report to the Board regarding overall commissions paid by the Fund and their reasonableness in relation to their benefits to the Fund. Any transactions for the Fund that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with
              Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Rule 11a2-2(T). The Fund hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

      (g) Aggregation of Securities Transactions. In executing portfolio transactions for the Fund, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other Funds or its other clients if, in the Sub-Adviser's reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Company's registration statement and the Fund's Prospectus and Statement of Additional Information. In such event, the Sub-Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

      4.     Representations and Warranties.

      (a) The Sub-Adviser hereby represents and warrants to the Adviser as follows:

             (i) The Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

             (ii) The Sub-Adviser is registered as an investment adviser with the Commission under the Advisers Act and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Sub-Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

             (iii) The Sub-Adviser at all times shall provide its best judgment and efforts in carrying out the Sub-Adviser's obligations hereunder.

      (b) The Adviser hereby represents and warrants to the Sub-Adviser as follows:

             (i) The Adviser is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

             (ii) The Adviser is registered as an investment adviser with the Commission under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

             (iii) The Company has been duly organized as a business trust under the laws of the State of Delaware.

             (iv) The Company is registered as an investment company with the Commission under the 1940 Act, and shares of the Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold. Such registrations will be kept in effect during the term of this Agreement.

      5. Compensation. As compensation for the services which the Sub-Adviser is to provide or cause to be provided pursuant to Paragraph 3, the Adviser shall pay to the Sub-Adviser (or cause to be paid by the Company directly to the Sub-Adviser) an annual fee based on a percentage, as set forth in the attached Schedule A (as such Schedule may be amended from time to time), of the Fund's average daily net assets during the preceding month (computed in the manner set forth in the Fund's most recent Prospectus and Statement of Additional Information), which shall be accrued daily and paid in arrears on the first business day of the subsequent month. Average daily net assets shall be based upon determinations of net assets made as of the close of business on each business day throughout such month. The fee for any partial month under this Agreement shall be calculated on a proportionate basis, based upon average daily net assets for such partial month. The Sub-Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the sub-advisory fee from time to time. Any such voluntary waiver shall be in writing and signed by the parties hereto.

      6. Interested Persons. It is understood that, to the extent consistent with applicable laws, the Trustees, officers and shareholders of the Company or the Adviser are or may be or become interested in the Sub-Adviser as directors, officers or otherwise and that directors, officers and shareholders of the Sub-Adviser are or may be or become similarly interested in the Company or the Adviser.

      7. Expenses. The Sub-Adviser will pay all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser shall not be required to pay any expenses that this Agreement does not expressly state shall be payable by the Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall not pay any Fund expenses or reimburse the Adviser for any expense the Adviser is required to pay.

      8. Non-Exclusive Services; Limitation of Sub-Adviser's Liability. The services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser may render similar services to others and engage in other activities. The Adviser understands that the Sub-Adviser may give advice and take action with respect to its other clients or for its own account that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale with respect to the Fund any security that the Sub-Adviser, or its directors, officers, employees or affiliates, may purchase or sell for its or their own account(s) or for the account of any other client. The Sub-Adviser and its affiliates may enter into other agreements with the Fund, the Company or the Adviser for providing additional services to the Fund, the Company or the Adviser which are not covered by this Agreement, and to receive additional compensation for such services. In addition, it is understood by the Sub-Adviser, that the Adviser may retain one or more additional Sub-Advisers with respect to portions of the Fund's assets. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Sub-Adviser nor any of its directors, officers, shareholders, agents, or employees shall be liable or responsible to the Adviser, the Company, the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Adviser, the Company, the Fund, or any shareholder of the Fund in connection with the performance of this Agreement.

      9. Effective Date; Modifications; Termination. This Agreement shall become effective as of the date of execution hereof in accordance with the Manager of Managers Order. The Sub-Adviser understands and agrees that its receipt of compensation hereunder shall be without the protection accorded by shareholder approval under Section 36(b) of the 1940 Act.

      (a) This initial term of this Agreement shall be for two years. Thereafter, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Trustees of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of the Board or a majority of the outstanding voting securities of the Fund.

      (b) The modification of any of the terms of this Agreement may be approved by a vote of a majority of those Trustees of the Company who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

      (c) Notwithstanding the foregoing provisions of this Paragraph 9, either party may terminate this Agreement at any time on 60 days' prior written notice to the other party, without payment of any penalty. A termination of the Sub-Adviser may be effected by the Adviser, by a vote of the Board, or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment or in the event of an assignment of the Adviser's Agreement with the Fund.

      10. Limitation of Liability of Trustees and Shareholders. The Sub-Adviser acknowledges the following limitation of liability:

      The terms "The Victory Portfolios" and "Trustees of The Victory Portfolios" refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of "The Victory Portfolios" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with the Company or a Fund must look solely to the assets of the Company or Fund for the enforcement of any claims against the Company or Fund.

      11. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "control," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

      12. Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

      13. Structure of Agreement. This Agreement is intended to govern only the relationship between the Adviser, on the one hand, and the Sub-Adviser, on the other hand, and is not intended to and shall not govern (i) the relationship between the Adviser or Sub-Adviser and the Fund or any series of the Company, or
(ii) the relationships among the respective series of the Company.

      14. Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

      15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      16. Notices. Notices of any kind to be given to the Adviser hereunder by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at 127 Public Square, Cleveland, OH 44114-1306,
Attention: Kathleen A. Dennis; with a copy to William J. Blake, Esq., or at such other address or to such individual as shall be so specified by the Adviser to the Sub-Adviser. Notices of any kind to be given to the Sub-Adviser hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 500 E. Broward Blvd., Suite 2100, Ft. Lauderdale, FL 33394, Attention: Peter Nori, with a copy to Franklin Templeton Investments, One Franklin Parkway, San Mateo, CA 94403-1906, Attention: General Counsel, or at such other address or to such individual as shall be so specified by the Sub-Adviser to the Adviser. Notices shall be effective upon delivery.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

VICTORY CAPITAL MANAGEMENT INC.           TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/ Kathleen A. Dennis                  By: /s/ Gary P. Motyl
    ----------------------                      -------------------
    Kathleen A. Dennis                          Name: Gary P. Motyl
    Senior Managing Director                    Title: President

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                                   Schedule A
    to the Portfolio Management Agreement dated July 1, 2002 between Victory Capital Management Inc. and Templeton Investment Counsel, LLC with respect to the International Growth Fund of The Victory Portfolios

                                  Fee Schedule



      For the services described in the Portfolio Management Agreement, the Adviser agrees to pay to the Sub-Adviser an annual fee, determined by multiplying the Effective Rate by the Fund's average daily net assets. The Effective Rate shall mean the blended rate determined by applying the following rates to all Managed Accounts (as defined below):

o     0.625% on the first $50 million of assets of Managed Accounts;
o     0.465% on the next $150 million of assets of Managed Accounts; and
o     0.35% on assets over $200 million of assets of Managed Accounts.

      As used in this Schedule, "Managed Accounts" means the aggregate of the net assets of all accounts managed by the Sub-Adviser under this Portfolio Management Agreement, the Sub-advisory Agreement, of even date herewith, between the Adviser and the Sub-Adviser, and any other similar agreement that the Sub-Adviser and the Adviser from time to time designate as being subject to this Schedule.





Dated: July 1, 2002